Exhibit 99.3

1    GE O&G Annual FS

2    GE O&G Annual FS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

The Board of Directors of General Electric Company:

We have audited the accompanying combined statement of financial position of GE Oil & Gas (the “Company”, a business within General Electric Company) as of December 31, 2016 and 2015, and the related combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Company as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG S.p.A. Florence, Italy
March 16, 2017, except as to Note 21
which is as of December 4, 2017

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COMBINED STATEMENT OF INCOME (LOSS)
For the years ended December 31 (In millions)	2016	2015	2014
Revenues
Sales of goods	$9,488	$12,353	$14,464
Sales of services	3,781	4,335	4,727
Total revenues	13,269	16,688	19,191

Costs and expenses
Cost of goods sold	7,816	9,271	10,508
Cost of services sold	2,307	2,922	3,748
Selling, general and administrative expenses	1,938	2,115	2,288
Impairment of goodwill	-	2,080	-
Restructuring, impairment and other	516	411	189
Merger and related costs	33	27	67
Total costs and expenses	12,610	16,826	16,800
Operating income (loss)	659	(138)	2,391
Other non operating income (loss), net	27	100	124
Interest expense, net	(102)	(120)	(179)
Income (loss) before income taxes	584	(158)	2,336

Provision for income taxes	(250)	(473)	(484)
Net income (loss)	334	(631)	1,852

Less net income (loss) attributable to noncontrolling interests	(69)	(25)	12
Net income (loss) attributable to parent	$403	$(606)	$1,840

See Notes to the Combined Financial Statements

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COMBINED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
For the years ended December 31 (In millions)	2016	2015	2014
Net income (loss)	$334	$(631)	$1,852
Less net income (loss) attributable to noncontrolling interests	(69)	(25)	12
Net income (loss) attributable to parent	403	(606)	1,840

Other comprehensive income (loss)
Currency translation adjustments	(422)	(617)	(129)
Cash flow hedges	(8)	(2)	-
Benefit plans	54	40	(94)
Other comprehensive (loss)	(376)	(579)	(223)
Less other comprehensive (loss) attributable to noncontrolling interests	(14)	(11)	(8)
Other comprehensive (loss) attributable to parent	(362)	(568)	(215)

Comprehensive income (loss)	(42)	(1,210)	1,629
Less comprehensive income (loss) attributable to noncontrolling interests	(83)	(36)	4
Comprehensive income (loss) attributable to parent	$41	$(1,174)	$1,625

Amounts presented net of taxes. See Note 15 for further information about other comprehensive income (loss) and noncontrolling interests.

See Notes to the Combined Financial Statements

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COMBINED STATEMENT OF CHANGES IN EQUITY
(In millions)	2016	2015	2014
Equity balance at January 1	$14,388	$16,205	$14,689
Net income (loss) attributable to parent	403	(606)	1,840
Other comprehensive (loss) attributable to parent	(362)	(568)	(215)
Net transfers (to) / from parent	259	(643)	(109)
Ending balance at December 31	14,688	14,388	16,205
Noncontrolling interests	167	157	181
Total equity balance at December 31	$14,855	$14,545	$16,386

See Notes to the Combined Financial Statements

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COMBINED STATEMENT OF FINANCIAL POSITION
December 31 (In millions)	2016	2015
Current assets
Cash and equivalents	$981	$1,432
Current receivables (Note 4)	2,563	2,818
Inventories (Note 5)	3,224	3,671
Other current assets	633	488
Total current assets	7,401	8,409

Property, plant & equipment-net (Note 6)	2,325	2,554
Goodwill (Note 7)	6,680	6,867
Other intangible assets - net (Note 8)	2,449	2,676
Contract assets (Note 9)	1,967	1,666
All other assets	573	627
Deferred income taxes (Note 14)	326	334
Total assets	$21,721	$23,133

Current liabilities
Short-term borrowings (Note 11)	239	384
Accounts payable, principally trade accounts (Note 10)	1,898	2,222
Current compensation and benefits	10	10
Progress collections	1,596	2,310
All other current liabilities (Note 13)	1,191	1,631
Total current liabilities	4,934	6,557

Long-term borrowings (Note 11)	38	13
Non-current compensation and benefits	519	641
All other non-current liabilities (Note 13)	495	523
Deferred income taxes (Note 14)	880	854
Total liabilities	$6,866	$8,588
Equity
Accumulated other comprehensive (loss) – net attributable to parent (Note 15)
Currency translation adjustments	(1,801)	(1,384)
Cash flow hedges	(10)	(2)
Benefit plans	(83)	(146)
Net parent investment	16,582	15,920
Total equity attributable to parent	14,688	14,388
Noncontrolling interests (a)	167	157
Total equity	14,855	14,545
Total liabilities and equity	$21,721	$23,133

(a) Included AOCI attributable to noncontrolling interests of $(51) million and $(37) million at December 31, 2016 and December 31, 2015, respectively.

See Notes to the Combined Financial Statements

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COMBINED STATEMENT OF CASH FLOWS
For the years ended December 31 (In millions)	2016	2015	2014
Cash flows - operating activities
Net income (loss)	$334	$(631)	$1,852
Less net income (loss) attributable to noncontrolling interests	(69)	(25)	12
Net income (loss) attributable to parent	403	(606)	1,840
Adjustments to reconcile net income (loss) attributable to parent to cash provided by operating activities:
Depreciation and amortization	550	530	443
Goodwill impairment	-	2,080	-
Deferred income taxes	39	(96)	(246)
Decrease (increase) in current receivables	278	469	(102)
Decrease (increase) in inventories	345	442	(231)
(Decrease) in accounts payable	(256)	(450)	(131)
Increase (decrease) in progress collections	(714)	(867)	(18)
Deferred charges	(292)	(87)	(46)
All other operating activities	(91)	(138)	378
Cash from operating activities	262	1,277	1,887
Cash flows - investing activities
Expenditure for capital assets	(424)	(607)	(686)
Proceeds from disposal of assets	20	30	26
Proceeds from principal business dispositions	-	181	441
Net cash from (payments for) principal businesses purchased	(1)	(86)	(592)
All other investing activities	(67)	16	(25)
Cash (used for) investing activities	(472)	(466)	(836)
Cash flows - financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(78)	105	(606)
Repayments and other reductions (maturities longer than 90 days)	(235)	(18)	(107)
Newly issued debt (maturities longer than 90 days)	157	90	93
Net transfer (to) / from parent	191	(708)	252
All other financing activities	(137)	16	(20)
Cash (used for) financing activities	(102)	(515)	(388)
Effect of currency exchange rate changes on cash and equivalents	(139)	(254)	(53)
Increase (decrease) in cash and equivalents	(451)	42	610
Cash and equivalents at beginning of year	1,432	1,390	780
Cash and equivalents at end of year	$981	$1,432	$1,390
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$55	$52	$68
Cash paid for taxes	317	264	205

See Notes to the Combined Financial Statements

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NOTES TO THE COMBINED FINANCIAL STATEMENTS
NOTE 1	DESCRIPTION OF THE BUSINESS
GE Oil and Gas (the “Business,” “GE O&G,” “we,” “our,” or “us”) offers its customers a leading portfolio of advanced technology and optimization support across the oil and gas value chain.  With its operational headquarters in London, United Kingdom, the Business is comprised of assets, liabilities, and results of operations of certain dedicated legal entities within General Electric Company (“GE”), a U.S. listed company, as well as certain non-GE O&G legal entities, which are shared legal entities within GE.
We have global operations with a presence in North America, Europe, Asia, Africa, Australia and Latin America and generate approximately 76% of our revenue from outside of the United States of America. The Business has approximately 34,500 employees in more than 120 countries and has four operating segments: Oilfield Services (OFS), Oilfield Equipment (OFE), Turbomachinery & Process Solutions (TPS) and Digital Solutions (DS).

NOTE 2	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of GE. These combined financial statements as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 are presented as carve-out financial statements and reflect the combined historical results of operations, financial position and cash flows of GE O&G, in conformity with U.S. generally accepted accounting principles (“GAAP”).

All significant intercompany balances and transactions within the Business have been eliminated in these combined financial statements. As described in Note 20, certain transactions between the Business and GE have been included in the combined financial statements.

The combined financial statements reflect the attribution of the specifically identifiable assets and liabilities of the Business, including goodwill and other identifiable intangible assets arising from the historical acquisitions of businesses comprising GE O&G. Where a business included within the scope of GE O&G as of December 31, 2016 was historically acquired and operated within another GE business unit, the combined financial statements reflect the assets, liabilities and results of operations of those businesses on a fully retrospective basis (in accordance with the guidance applicable to transactions between entities under common control) based on their carrying values, as reflected in the accounting records of GE.

GE uses a centralized approach to cash management and financing of its operations. This arrangement is not reflective of the manner in which the Business would have financed its operations had it been a stand-alone business separate from GE during the periods presented. Long-term intercompany financing, including strategic financing, and cash pooling arrangements, which are used to fund expansion or certain working capital needs, are excluded from the asset and liability balances in the Combined Statement of Financial Position. These amounts have instead been reported as “Net parent investment” as a component of equity.

GE and its affiliates provide a variety of services to the Business. Certain services, such as employee payroll, administering employee benefits plans and paying related claims, provision of voice and data networking, facility rent, outsourcing of certain functions, and other corporate services and overhead (including costs for executive compensation and stock options), are charged to the Business. In circumstances where charges were not historically billed to the Business by GE (or charges billed were not reflective of the full costs of doing business), those charges have been allocated to the Business and are reflected as Selling, general and administrative expenses in the Combined Statement of Income (Loss). Where specific identification of charges was not practicable, a reasonable method of allocation was applied to those charges based on either a proportional share of operating revenues, headcount, personnel costs, or estimates of use and the resulting allocation to the Business is recorded in Selling, general and administrative expenses in the Combined Statement of Income (Loss).

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The Business believes the allocations of these amounts were determined on a reasonable basis and the methods were applied consistently for the periods presented and reflect all of the costs of GE O&G. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had GE O&G operated as a separate stand-alone entity during the periods presented. Consequently, the combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate stand-alone entity during the periods presented.

Certain columns and rows may not add due to the use of rounded numbers.

ACCOUNTING POLICIES
FOREIGN CURRENCY
Assets and liabilities of non-U.S. operations with a functional currency other than the U.S. dollar have been translated into U.S. dollars at the quarterly exchange rates, and revenues, expenses, and cash flows have been translated at average rates for the respective periods.  Any resulting translation gains and losses are included in Other comprehensive income (loss).

Gains and losses from foreign currency transactions, such as those resulting from the settlement of receivables or payables in the non-functional currency and those resulting from remeasurements of monetary items, are included in the Combined Statement of Income (Loss). A loss of $40 million and gains of $26 million, and $68 million were incurred for each of the years ended December 31, 2016, 2015 and 2014, respectively.

USE OF ESTIMATES

The preparation of combined financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of any contingent assets or liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions and information that we believe to be reasonable under the circumstances. Estimates and assumptions about future events and their effects cannot be perceived with certainty, and accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. While the Business believes that the estimates and assumptions used in the preparation of the combined financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts and inventory valuation reserves; recoverability of long-lived assets, including revenue recognition on long term contracts, valuation of goodwill; useful lives used in depreciation and amortization; income taxes and related valuation allowances; accruals for contingencies; actuarial assumptions to determine costs and liabilities related to employee benefit plans; stock-based compensation expense, valuation of derivatives and the fair value of assets acquired and liabilities assumed in acquisitions.

COST AND EQUITY-ACCOUNTED INVESTMENTS

Investments in privately held companies in which we do not have the ability to exercise significant influence, most often because we hold a voting interest of 0% to 20% are accounted for using the cost method. The carrying values of these investments as of December 31, 2016 and 2015 are $53 million and $13 million.

Associated companies are entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis. Investments in, and advances to, associated companies are presented on a one-line basis in the caption “All other assets” in our Combined Statement of Financial Position. See Note 16 for additional information.

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RESTRUCTURING COSTS

Costs of restructuring are accounted for according to FASB Accounting Standards Codification (“ASC”) 420, Exit or Disposal Cost Obligations, and other related pronouncements. ASC 420 requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred.

SEGMENT REPORTING

We conduct our operations through several business segments, which are organized based on the nature of markets and customers. Pursuant to ASC 280, Segment Reporting, operating segments represent components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision maker in determining how to allocate resources and in assessing performance. The chief operating decision maker uses a variety of measures to assess the performance of the Business as a whole, depending on the nature of the activity. Operating activities are managed through four operating segments: Oilfield Services (OFS), Oilfield Equipment (OFE), Turbomachinery & Process Solutions (TPS) and Digital Solutions (DS). The performance of these four segments is principally measured based on revenues and operating profit.

SALES OF GOODS AND SERVICES

We record all sales of goods and services only when a firm sales agreement is in place, delivery has occurred or services have been rendered and collectability of the fixed or determinable sales price is reasonably assured.

Except for goods sold under long-term construction type contracts and service agreements, we recognize sales of goods under the provisions of U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 104, Revenue Recognition.  In situations where arrangements include customer acceptance provisions based on seller or customer-specified objective criteria, we recognize revenue when we have reliably demonstrated that all specified acceptance criteria have been met or when formal acceptance occurs, respectively. We do not provide for anticipated losses before we record sales.

We recognize revenue on larger construction and equipment contracts using long-term construction accounting. We estimate total long-term contract revenue net of price concessions as well as total contract costs. For larger construction and equipment contracts, we recognize sales based on our progress toward contract completion measured by actual costs incurred in relation to our estimate of total expected costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations. We provide for any loss that we expect to incur on these agreements when that loss is probable.

We sell product services under long-term product maintenance agreements, where costs of performing services are incurred on other than a straight-line basis. We recognize related sales based on the extent of our progress toward completion measured by actual costs incurred in relation to our estimate of total expected costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations.

For our long term product maintenance agreements, we regularly assess customer credit risk inherent in the carrying amounts of receivables and contract costs and estimated earnings, including the risk that contractual penalties may not be sufficient to offset our accumulated investment in the event of customer termination. We gain insight into future utilization and cost trends, as well as credit risk, through our knowledge of the installed base of equipment and the close interaction with our customers that comes with supplying critical services and parts over extended periods. Revisions, after applying the cumulative catch up basis of accounting, may affect a product services agreement’s total estimated profitability resulting in an adjustment of earnings; such adjustments increased earnings by $293 million, $256 million and $145 million in 2016, 2015 and 2014, respectively. We provide for probable losses when they become evident.

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Arrangements for the sale of goods and services sometimes include multiple components. Our arrangements with multiple components usually involve an upfront deliverable of equipment and future service deliverables such as installation, commissioning, training or the future delivery of ancillary products. In most cases, the relative values of the undelivered components are not significant to the overall arrangement and are typically delivered within three to six months after the core product has been delivered. In such agreements, selling price is determined for each component and any difference between the total of the separate selling prices and total contract consideration (i.e., discount) is allocated pro rata across each of the components in the arrangement. The value assigned to each component is objectively determined and obtained primarily from sources such as the separate selling price for that or a similar item or from competitor prices for similar items. If such evidence is not available, we use our best estimate of selling price, which is established consistent with the pricing strategy of the Business and considers product configuration, geography, customer type, and other market specific factors

RESEARCH AND DEVELOPMENT

Research and development expenses are expensed as incurred and relate to the research and development of new products and services. These costs amounted to $352 million, $408 million and $420 million for the years ended December 31, 2016, 2015 and 2014, respectively.

SHIPPING AND HANDLING COSTS

Shipping and handling costs are presented gross. Amounts billed to a customer in a sale transaction related to shipping and handling, if any, represent revenues earned for the goods provided and the respective costs are expensed as incurred. These costs amounted to $182 million, $277 million, and $290 million in 2016, 2015 and 2014, respectively.

CASH AND EQUIVALENTS

Money market instruments with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

As of December 31, 2016, $752 million of cash and equivalents were held in bank accounts and cannot be released, transferred or otherwise converted into a currency that is regularly transacted internationally, due to lack of market liquidity, capital controls or similar monetary or exchange limitations limiting the flow of capital out of the jurisdiction.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

We establish an allowance for doubtful accounts based on various factors including the payment history and financial condition of our debtors and the economic environment. Provisions for doubtful accounts are recorded based on the aging status of the debtor accounts or when it becomes evident that the debtor will not make the required payments at either contractual due dates or in the future. The provision for doubtful accounts recorded was equal to $119 million, $102 million and $65 million for the years ended December 31, 2016, 2015 and 2014, respectively.

CONCENTRATION OF CREDIT RISK

We grant credit to our customers who primarily operate in the oil and natural gas industry. Although this concentration affects our overall exposure to credit risk, our current receivables are spread over a diverse group of customers across many countries, which mitigates this risk. We perform periodic credit evaluations of our customers’ financial conditions, including monitoring our customers’ payment history and current credit worthiness to manage this risk. We do not generally require collateral in support of our current receivables, but we may require payment in advance or security in the form of a letter of credit or a bank guarantee. As of December 31, 2016 and 2015, GE O&G had no customer balances that exceed 10% of GE O&G net customer receivables.

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INVENTORIES

All inventories are stated at the lower of cost or realizable values and they are measured on a first-in, first-out (FIFO) basis. As necessary, we record provisions and maintain reserves for excess, slow moving and obsolete inventory. To determine these reserve amounts, we regularly review inventory quantities on hand and compare them to estimates of future product demand, market conditions, production requirements and technological developments.

PROPERTY, PLANT AND EQUIPMENT (PP&E)

Property, plant and equipment is initially stated at cost and is depreciated over its estimated economic life. Subsequently, property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. In 2015, we changed the method of depreciating our U.S. assets from an accelerated method based on a sum-of-the-years digits formula to a straight-line basis in order to align and harmonize our methodology for manufacturing plant and equipment. This change in estimate was made prospectively as of October 1, 2015, and had an immaterial impact for 2015. Since this date, our manufacturing plant and equipment is generally depreciated on a straight-line basis.

OTHER INTANGIBLE ASSETS

We amortize the cost of other intangible assets over their estimated useful lives unless such lives are deemed indefinite. The cost of intangible assets is generally amortized on a straight-line basis over the asset’s estimated economic life. Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In these circumstances, they are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required. Refer to the Impairment of Goodwill and Other Long-Lived Assets accounting policy.

IMPAIRMENT OF GOODWILL AND OTHER LONG-LIVED ASSETS

We perform an annual impairment test of goodwill on a qualitative or quantitative basis for each of our reporting units as of July 1 of each year, or more frequently when circumstances indicate an impairment may exist at the reporting unit level. When performing the annual impairment test we have the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then we perform a quantitative impairment test for goodwill.

The quantitative impairment test consists of two different steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. We determine fair values of each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation.

Valuations using the market approach are derived from metrics of publicly-traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate considering risk profiles, size, geography, and diversity of products and services.

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Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rate based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risk and uncertainty inherent in the respective reporting units and in our internally developed forecast.

We review PP&E, intangible assets and certain other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable and at least annually for indefinite-lived intangible assets. When testing for impairment, we group our long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (or asset group). The determination of recoverability is made based upon the estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

FINANCIAL INSTRUMENTS

Our financial instruments include cash and equivalents, current receivables, investments, trade payables, short and long-term debt, and derivative financial instruments. Except for long-term debt, the estimated fair value of our financial instruments at December 31, 2016 and 2015 approximates their carrying value as reflected in our Combined Statement of Financial Position. For further information on the fair value of our debt, see Note 17.

We monitor our exposure to various business risks including commodity prices and foreign currency exchange rates and we regularly use derivative financial instruments to manage these risks. Although GE policies do not permit the use of derivative financial instruments for speculative purposes, derivative financial instruments may be classified as trading for accounting purposes. At the inception of a new derivative, we designate the derivative as a hedge or we determine the derivative to be undesignated as a hedging instrument. We document the relationships between the hedging instruments and the hedged items, as well as our risk management objectives and strategy for undertaking various hedge transactions. We assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of the hedged item at both the inception of the hedge and on an ongoing basis.

We have a program that utilizes foreign currency forward contracts to reduce the risks associated with the effects of certain foreign currency exposures. Under this program, our strategy is to have gains or losses on the foreign currency forward contracts mitigate the foreign currency transaction and translation gains or losses to the extent practical. These foreign currency exposures typically arise from changes in the value of assets (for example, current receivables) and liabilities (for example, current payables) which are denominated in currencies other than the functional currency. We record all derivatives as of the end of our reporting period in our Combined Statement of Financial Position at fair value. For the forward contracts held as undesignated hedging instruments, we record the changes in fair value of the forward contracts in our Combined Statements of Income along with the change in the fair value, related to foreign exchange movements, of the hedged item. Changes in the fair value of forward contracts designated as cash flow hedging instruments are recognized in other comprehensive income (loss) until the hedged item is recognized in earnings. If derivatives designated as a cash flow hedge are determined to be ineffective, the ineffective portion of that derivative’s change in fair value is recognized in earnings.

We had outstanding foreign currency forward contracts with notional amounts aggregating $6,430 million and $8,017 million at December 31, 2016 and 2015, respectively, to hedge exposure to currency fluctuation in various foreign currencies. We also have embedded derivatives with notional amounts aggregating $620 million and $891 million at December 31, 2016 and December 2015, respectively. Based on quoted market prices as of December 31, 2016, 2015 and 2014 for forward contracts with similar terms and maturity dates, we recorded losses, both realized and unrealized, of $273 million, $117 million and $109 million, respectively, to adjust these forward contracts to their fair market value. The impact of commodity forward contracts on earnings was immaterial for the years ended December 31, 2016, 2015 and 2014.

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FAIR VALUE MEASUREMENTS

The following sections describe the valuation methodologies we use to measure financial instruments and non-financial instruments within pension plans accounted for at fair value.

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 -	Quoted prices for identical instruments in active markets.

Level 2 -
Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 -	Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we perform reviews to assess the reasonableness of the valuations. With regard to Level 3 valuations (including instruments valued by third parties), we perform a variety of procedures to assess the reasonableness of the valuations. Such reviews include an evaluation of instruments whose fair value change exceeds predefined thresholds (and/or does not change) and consider the current interest rate, currency and credit environment, as well as other published data, such as rating agency market reports and current appraisals. These reviews are performed by risk manager. A detailed review of methodologies and assumptions is performed by individuals independent of the business for individual measurements with a fair value exceeding predefined thresholds. This detailed review may include the use of a third-party valuation firm.

RECURRING FAIR VALUE MEASUREMENTS

The following sections describe the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

Investments in Debt and Equity Securities within Pension Plan Assets

When available, we use quoted market prices to determine the fair value of investment securities, which form part of our pension plan assets, and they are included in Level 1. Level 1 securities primarily include publicly traded equity securities.

For large numbers of investment securities for which market prices are observable for identical or similar investment securities but not readily accessible for each of those investments individually (that is, it is difficult to obtain pricing information for each individual investment security at the measurement date), we obtain pricing information from our independent pricing vendors. The independent pricing vendors use various pricing models for each asset class that are consistent with what other market participants would use. The inputs and assumptions to the model of the pricing vendors are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many fixed income securities do not trade on a daily basis, the methodology of the pricing vendors use available information as applicable such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The pricing vendors consider available market observable inputs in determining the evaluation for a security. Thus, certain securities may not be priced using quoted prices, but rather determined from market observable information. These investments are included in Level 2 and primarily comprise our portfolio of corporate fixed income, and government, mortgage and asset-backed securities. In infrequent circumstances, an independent pricing vendor may provide us with valuations that are based on significant unobservable inputs, and in those circumstances we classify the investment securities in Level 3.

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Annually, we conduct reviews of independent pricing vendors to validate that the inputs used in that vendor’s pricing process are deemed to be market observable as defined in the applicable standard. While we are not provided access to proprietary models of the vendor, our reviews have included on-site walk-throughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. Our reviews also include an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations. In addition, the pricing vendors have an established challenge process in place for all security valuations, which facilitates identification and resolution of potentially erroneous prices. We believe that the prices received from pricing vendors are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited, or no, relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted the prices we have obtained. Investment securities priced using non-binding broker quotes and other third-party pricing services are included in Level 3. As is the case with the independent pricing vendor, third-party brokers and other third-party pricing services do not provide access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct reviews of vendors, as applicable, similar to the reviews performed of the independent pricing vendor. In addition, we conduct internal reviews of pricing for all such investment securities quarterly to ensure reasonableness of valuations used in our combined financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the brokers and other third-party pricing services are representative of prices that would be received to sell the assets at the measurement date (exit prices).

Investments in private equity, real estate and collective funds held within our pension plans, are generally valued using the net asset value (NAV) per share as a practical expedient for fair value provided certain criteria are met. The NAVs are determined based on the fair values of the underlying investments in the funds. On January 1, 2016, we adopted guidance whereby investments that are measured at fair value using the NAV practical expedient are no longer classified in the fair value hierarchy.

Derivatives

We use closing prices for derivatives included in Level 1, which are traded either on exchanges or liquid over-the-counter markets.

The majority of our derivatives are valued using internal models. The models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent foreign currency and commodity forward contracts for the Business.

NON-RECURRING FAIR VALUE MEASUREMENTS

Certain assets are measured at fair value on a non-recurring basis within the pension plans. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include long-lived assets that have been reduced to fair value when they are held for sale, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

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Cost and Equity Method Investments

Cost and equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources.

Long-lived Assets

Fair values of long-lived assets, including real estate, are primarily derived internally and are based on observed sales transactions for similar assets. In other instances, for example, collateral types for which we do not have comparable observed sales transaction data, collateral values are developed internally and corroborated by external appraisal information. Adjustments to third-party valuations may be performed in circumstances where market comparables are not specific to the attributes of the specific collateral or appraisal information may not be reflective of current market conditions due to the passage of time and the occurrence of market events since receipt of the information.

INCOME TAXES

The Business is included in the consolidated U.S. federal, foreign and state income tax returns of GE, where allowable by law. The Business determines its current and deferred taxes based on the separate return method (i.e., as if the Business were a taxpayer separate from GE). All income taxes due to or due from the Business’ parent that have not been settled or recovered by the end of the period are reflected in Note 14 as such balances will be maintained and settled. Any differences between actual amounts paid or received by the Business and taxes accrued under the separate return method have been reflected in the GE net investment account.
The Business accounts for taxes under the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial statement and tax return bases of assets and liabilities as well as from net operating losses and tax credit carryforwards, based on enacted tax rates expected to be in effect when taxes actually are paid or recovered and other provisions of the tax law. The effect of a change in tax laws or rates on deferred tax assets and liabilities is recognized in income in the period in which such change is enacted. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not, and a valuation allowance is established for any portion of a deferred tax asset that management believes may not be realized.
We currently intend to indefinitely reinvest substantially all earnings of our foreign subsidiaries with operations outside the U.S. and, accordingly, have not provided U.S. income tax on such income.
Significant judgment is required in determining our tax expense and in evaluating our tax positions, including evaluating uncertainties. We operate in more than 120 countries and our tax filings are subject to audit by the tax authorities in the jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the tax authorities or through the courts. We have provided for the amounts we believe will ultimately result from these proceedings. The Business recognizes uncertain tax positions that are “more likely than not” to be sustained if the relevant tax authority were to audit the position with full knowledge of all the relevant facts and other information. For those tax positions that meet this threshold, the Business measures the amount of tax benefit based on the largest amount of tax benefit that the Business has a greater than 50% chance of realizing in a final settlement with the relevant authority. The Business classifies interest and penalties associated with uncertain tax positions as interest expense and provision for income taxes, respectively, on the Combined Statement of Income (Loss). The effects of tax adjustments and settlements from taxing authorities are presented in the combined financial statements in the period they are recorded.
POSTRETIREMENT BENEFITS

Certain employees and retirees of the Business participate in postretirement benefit plans, sponsored by either the Business or GE:

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Multiemployer Plans (sponsored by GE)

These plans are accounted in accordance with ASC Subtopic 715-80 Compensation—Retirement Benefits—Multiemployer Plans (see Note 12).

Pension Benefits (sponsored by the Business)

These plans are accounted for under the provisions of ASC Subtopic 715-20, Compensation – Retirement Benefits: Defined Benefit Plans (see Note 12). In accordance with ASC 715-20, management categorizes plan assets for disclosure purposes in accordance with the fair value hierarchy as set forth in ASC 820, Fair Value Measurements and Disclosures.

Pension benefits are calculated using significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions, discount rate and expected return on assets, are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually on a plan and country-specific basis. We periodically evaluate other assumptions involving demographic factors such as retirement age, mortality and turnover, and update them to reflect our experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.
Projected benefit obligations are measured as the present value of expected payments. We discount those cash payments using the weighted average of market-observed yields for high-quality fixed-income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and generally subsequent-year pension expense; higher discount rates decrease present values and generally subsequent-year pension expense.
The weighted average discount rates for our pension plans at December 31, 2016, 2015 and 2014 were equal to 3.41%, 3.83% and 3.69%, respectively, reflecting market interest rates.
To determine the expected long-term rate of return on pension plan assets, we consider current and target asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future long-term return expectations for our principal benefit plans’ assets, we formulate views on the future economic environment, both in the US and abroad. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields and spreads, using both internal and external sources. We also take into account expected volatility by asset class and diversification across classes to determine expected overall portfolio results given current and target allocations.
Based on our analysis of future expectations of asset performance, past return results, and our current and target asset allocations, we have assumed a weighted average 6.98% long-term expected return on those assets for cost recognition in 2017 compared to 6.86% in 2016 and 6.91% in 2015.
Changes in key assumptions for our pension plans would have the following effects:
•
Discount rate - A 25 basis point increase in discount rate would decrease pension cost in the following year by $2 million and would decrease the pension benefit obligation at year-end by about $30 million.

•	Expected return on assets - A 50 basis point decrease in the expected return on assets would increase pension cost in the following year by $3 million.

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ACCOUNTING CHANGES

On September 30, 2016, we adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which was intended to simplify several aspects of the accounting for employee share-based payment transactions including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the Combined Statement of Cash Flows.  Application of the requirements from January 1, 2016 resulted in an immaterial impact to the combined financial statements.

On January 1, 2016, we adopted ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes, which amends existing guidance on income taxes to require the classification of all deferred tax assets and liabilities as non-current on the statement of financial position.  The adoption of ASU 2015-17 did not result in an impact to the combined financial statements.

On January 1, 2016, we adopted ASU 2015-16, Simplifying the Accounting for Measurement-Period Adjustments, which eliminated the requirement for an acquirer in a business combination to account for measurement-period adjustments retrospectively. See Note 3 for further discussion of the purchase accounting effects of recent acquisitions.

On January 1, 2016, we adopted ASU 2015-02, Amendments to the Consolidation Analysis. The ASU amended the consolidation guidance for VIEs and general partners’ investment in limited partnerships and modified the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities. The adoption of ASU 2015-02 did not result in an impact to the combined financial statements.

In the second quarter of 2014, the Business adopted Accounting Standards Update (ASU) 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, which raised the threshold for a disposal to qualify as a discontinued operation and expanded the disclosure requirements for those transactions that meet the new criteria to be classified as discontinued operations. To be classified as a discontinued operation, the disposal of a component or group of components must represent a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The ASU also expands the disclosure requirements for those transactions that meet the new criteria to be classified as discontinued operations. The revised accounting guidance applies prospectively to all disposals (or classifications as held for sale) of components of an entity and for businesses that, upon acquisition, are classified as held for sale on or after adoption. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported in financial statements. The effects of applying the revised guidance will vary based upon the nature and size of future disposal transactions.

On January 1, 2014, we adopted ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under the new guidance, an unrecognized tax benefit is required to be presented as a reduction to a deferred tax asset if the disallowance of the tax position would reduce the available tax loss or tax credit carryforward instead of resulting in a cash tax liability. The adoption of ASU 2013-11 resulted in an immaterial impact to the combined financial statements.

On January 1, 2014, we adopted ASU 2013-05, Foreign Currency Matters (Topic 830): Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. Under the revised guidance, the entire amount of the cumulative translation adjustment associated with the foreign entity will be released into income in the following circumstances: (a) the sale of a subsidiary or group of net assets within a foreign entity that represents a complete or substantially complete liquidation of that entity, (b) the loss of a controlling financial interest in an investment in a foreign entity, or (c) when the accounting for an investment in a foreign entity changes from the equity method to full consolidation. The revised guidance applies prospectively to transactions or events occurring on or after January 1, 2014.

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NEW ACCOUNTING STANDARDS UPDATE

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers.  The ASU will supersede most of the existing revenue recognition requirements in U.S. GAAP and will require entities to recognize revenue at an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring goods or services to a customer.  The new standard also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity’s nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.  The pronouncement is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period.

The standard permits either a full retrospective method of adoption, in which the standard is applied to all the periods presented, or a modified retrospective method of adoption, in which the standard is applied only to the current period with a cumulative-effect adjustment reflected in retained earnings.  We will adopt the standard on January 1, 2018, will apply it retrospectively to all periods presented, and will elect the practical expedient for contract modifications.
The new standard requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time based on when control of goods and services transfer to a customer.  As a result, we expect changes in the presentation of our financial statements, including: (1) timing of revenue recognition, and (2) changes in classification between revenue and costs.  The new standard will have no cash impact and, as such, does not affect the economics of our underlying customer contracts.  The effect of applying the new guidance to our existing book of contracts will result in lower reported earnings in 2018 (and comparative periods previously reported) and in the early years after adoption.  However, we expect to experience an increase in reported earnings, on that existing book of contracts, as they mature.

We expect that the timing of revenue recognition on our long-term product service agreements will be significantly affected.  Although we expect to continue to recognize revenue over time on these contracts, we also expect that there will be changes to how contract modifications, termination clauses and purchase options are accounted for by us.  In particular, under our existing processes, the cumulative impact from a contract modification on revenue already recorded is recognized in the period in which the modification is agreed.  Under the new standard, we expect the impact from certain types of modifications to be recognized over the remaining life of the contract.

In February 2016, the FASB issued ASU No. 2016-02, Leases.  The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months.  Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition.  Similarly, lessors will be required to classify leases as sales-type, finance or operating, with classification affecting the pattern of income recognition.  Classification for both lessees and lessors will be based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract.  The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted.  A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.  While we continue to evaluate the effect of the standard on our ongoing financial reporting, we anticipate that the adoption of the ASU may materially affect our consolidated and combined financial statements.

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In October 2016, the FASB issued ASU No. 2016-16, Accounting for Income Taxes: Intra-Entity Asset Transfers of Assets Other than Inventory.  The ASU eliminates the deferral of tax effects of intra-entity asset transfers other than inventory.  As a result, the tax expense from the intercompany sale of assets, other than inventory, and associated changes to deferred taxes will be recognized when the sale occurs even though the pre-tax effects of the transaction have not been recognized. The new standard is effective for annual periods beginning after December 15, 2017, and interim periods within those annual periods. The effect of the adoption of the standard will depend on the nature and amount of future transactions but is currently expected as an increase to retained earnings of approximately $300 million.  Future earnings will be reduced in total by this amount.  The effect of the change on future transactions will depend on the nature and amount of future transactions as it will affect the timing of recognition of both tax expenses and tax benefits, with no change in the associated cash flows.
In March 2017, the FASB issued ASU No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which changes the income statement presentation of net periodic benefit cost by requiring separation between the service cost component and all other components.  The service cost component is required to be presented as an operating expense with other similar compensation costs arising for services rendered by the pertinent employees during the period.  The non-operating components must be presented outside of income from operations.  This pronouncement is effective for annual reporting periods beginning after December 15, 2017, and the presentation disclosure should be applied using a retrospective approach.  Early adoption is permitted.  We will adopt this standard on January 1, 2018.

All other new accounting pronouncements that have been issued but not yet effective are currently being evaluated and at this time are not expected to have a material impact on our financial position or results of operations.

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NOTE 3	ACQUISITIONS AND DISPOSITIONS
ACQUISITIONS
On June 2, 2014, we acquired 100% ownership of Cameron’s Reciprocating Compression division (“Cameron”) for $550 million. Cameron provides reciprocating compression equipment and aftermarket services for oil and gas production, gas processing, gas distribution and independent power industries. Cameron is included in our TPS segment. The purchase price allocation resulted in goodwill of $280 million and amortizable intangible assets of $95 million.

DISPOSITIONS
On June 30, 2015, we completed the sale of the Industrial Air & Gas Technology (“IAGT”) business for a selling price of $185 million and a pre-tax gain of $71 million. IAGT primarily sells to the industrial space focused on the movement of liquids/hydrocarbons through pipe either through blower or compression equipment. IAGT was included in our TPS segment.

On June 20, 2014, we completed the sale of the Wayne Fueling Systems (“Wayne”) business, a manufacturer of retail fuel dispensers, payment devices, forecourt control systems and peripheral equipment for a selling price of $485 million, recording a pre-tax gain of $53 million. Wayne Fueling Systems was included in our DS segment.

The pre-tax gains from the sale of these businesses have been recognized as part of “Other expenses / (income), net” in the Combined Statement of Income (Loss).
NOTE 4	CURRENT RECEIVABLES

December 31 (In millions)	2016	2015
Customer receivables	$1,699	$2,011
Related parties	236	233
Sundry receivables	814	751
	2,749	2,995
Less allowance for losses	(186)	(177)
Total	$2,563	$2,818

Customer receivables are recorded at the invoiced amount less an allowance for doubtful accounts. Beyond factoring activities with related parties (as described in Note 20), the Business also sells certain current receivables externally, which are accounted for in accordance with ASC 860, Transfers and Servicing.  Sundry receivables primarily consist of advance payments to suppliers and value added tax receivables.

December 31 (In millions)	2016	2015
Receivables syndicated externally	$257	$330

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NOTE 5	INVENTORIES
Inventories, net of reserves of $260 million and $274 million in 2016 and 2015, respectively, are comprised of the following at December 31:

December 31 (In millions)	2016	2015

Raw materials and work in process	$1,639	$1,978
Finished goods	1,585	1,693
Total	$3,224	$3,671

NOTE 6	PROPERTY, PLANT AND EQUIPMENT

	Depreciable lives (in years)		Original Cost		Net Carrying Value
December 31 (Dollars in millions)			2016	2015	2016	2015

Land and improvements	8(a	)	$130	$164	$125	$160
Buildings, structures and related equipment	8-40		995	526	878	462
Machinery and equipment	4-20		2,916	3,266	1,054	1,414
Leasehold costs and manufacturing plant under construction	1-10		349	581	268	518
Total			$4,390	$4,537	$2,325	$2,554
(a) Depreciable lives exclude land.

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NOTE 7	GOODWILL
After initial recognition, goodwill is measured net of any accumulated impairment losses. Changes in the carrying amount of goodwill for the fiscal year ended December 31, 2016 and December 31, 2015, by operating segment, are as follows:

(In millions)	OFS	OFE	TPS	DS	Total
Balance at December 31, 2014 - gross	$2,907	$3,947	$1,891	$2,166	$10,911
Accumulated impairments at December 31, 2014	(553)	(867)	-	(254)	(1,674)
Balance at December 31, 2014	$2,354	$3,080	$1,891	$1,912	$9,237
Acquisitions and purchase accounting adjustments	-	22	32	-	54
Dispositions	-	-	(42)	-	(42)
Currency translation	(22)	(129)	(28)	(123)	(302)
Impairments	(2,080)	-	-	-	(2,080)
Balance at December 31, 2015	252	2,973	$1,853	$1,789	$6,867
Acquisitions and purchase accounting adjustments	-	19	(1)	-	18
Currency translation	(106)	(7)	(38)	(54)	(205)
Balance at December 31, 2016	$146	$2,985	$1,814	$1,735	$6,680

In performing the annual impairment test for goodwill in the third quarter of 2015 using data as of July 1 of that year, we determined that a step two test was required for a reporting unit within our OFS operating segment. As a consequence of the continued pressure on oil prices, the revised expected cash flows for this reporting unit resulted in a goodwill impairment charge of $2,080 million. The impairment charge has been included as part of “Impairment of goodwill” in the Combined Statement of Income (Loss).  As of December 31, 2016, we believe that the goodwill is recoverable for all of the reporting units; however, there can be no assurance that the goodwill will not be impaired in future periods.

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NOTE 8	OTHER INTANGIBLE ASSETS
DEFINITE LIVES INTANGIBLES		2016			2015
December 31 (Dollars in millions)	Useful life (in years)	Gross carrying amount	Accumulated amortization	Net	Gross carrying amount	Accumulated amortization	Net

Customer-related	15-25	$1,920	$(660)	$1,260	$1,959	$(585)	$1,374
Patents & technology	14-25	596	(371)	225	634	(348)	286
Capitalized software	4-5	896	(535)	361	804	(432)	372
Trademarks	18-30	681	(130)	551	698	(108)	590
Other		1	(1)	-	3	(1)	2
Total		$4,094	$(1,697)	$2,397	$4,098	$(1,474)	$2,624

During 2016 and 2015, we recorded additions to intangible assets subject to amortization of $153 million and $226 million, respectively, primarily driven by capitalized software.

Oil & Gas amortization expense related to intangible assets subject to amortization amounted to $272 million, $245 million and $251 million in 2016, 2015 and 2014, respectively.

Estimated amortization expense for each of the subsequent five fiscal years is expected to be as follows:

(In millions)	2017	2018	2019	2020	2021
Estimated amortization expense	$234	$225	$200	$164	$148

INDEFINITE LIVED INTANGIBLES	2016	2015
December 31 (In millions)	Gross carrying amount	Gross carrying amount
Indefinite lived intangible assets	$52	$52

Indefinite-lived intangible assets as of December 31, 2016 and 2015 comprise trademarks acquired in previous years (Vetco and Bently Nevada trademarks for $42 million and $10 million, respectively).

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NOTE 9	CONTRACT ASSETS

December 31 (In millions)	2016	2015
Long-term product service agreements (a)	$1,046	$928
Long-term equipment contract revenue (b)	703	502
Total revenue in excess of billings	1,749	1,430
Deferred inventory costs (c)	218	236
Contract Assets	$1,967	$1,666

(a) Reflects revenues earned in excess of billings on our long-term product service agreements.
(b) Reflects revenues earned in excess of billings on our long-term contracts to construct technically complex equipment.
(c) Represents cost deferral for shipped goods and other costs for which the criteria for revenue recognition has not yet been met.

NOTE 10	ACCOUNTS PAYABLE

December 31 (In millions)	2016	2015
Trade payables	$1,368	$1,583
Related parties (a)	530	639
Total	$1,898	$2,222

(a) Refer to Note 20 for further information.

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NOTE 11	BORROWINGS
December 31 (Dollars in millions)		2016		2015
Short-term borrowings		Amount	Weighted Average Rate(a)	Amount	Weighted Average Rate(a)
Short-term bank borrowings		$79	9.1%	$237	16.8%
Intercompany borrowings (b)		121		134
Current portion of long term borrowings		34	1.3	2	1.1
Other		5	1.3	11	2.7
Total short-term borrowings		$239		$384

Long-term borrowings	Maturities	Amount	Weighted Average Rate(a)	Amount	Weighted Average Rate(a)
Long-term bank borrowings	2018-2024	$2	4.1%	$3	2.9%
Capital leases		1	4.5	2	4.5
Notes payable		35	1.0	8	4.8
Total long-term borrowings		$38		$13

(a)	Based on year-end balances and year-end local currency effective interest rates, including the effects from hedging.
(b)	Refer to Note 20 for further information.

The estimated fair value of the bank borrowings at December 31, 2016 and 2015 was equal to $183 million and $254 million, respectively. We estimate fair values based on valuation methodologies using current market interest rate data that are comparable to market quotes adjusted for our non-performance risk.

Liquidity is affected by debt maturities and our ability to repay or refinance such debt. External debt maturities, which include bank borrowings and notes payable, over the next five years follows:

(In millions)	2017	2018	2019	2020	2021
External debt maturities	$113	$6	$24	$-	$-

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NOTE 12	POSTRETIREMENT BENEFIT PLANS
Certain U.S. employees are covered under various U.S. GE employee benefit plans, including GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans). In addition, certain UK employees participate in the GE UK Pension Plan.
We are allocated relevant participation costs for these GE employee benefit plans. As such, we have not recorded any liabilities associated with our participation in these plans in our Combined Statement of Financial Position as of December 31, 2016 and 2015. Expenses associated with our employees’ participation in the U.S. GE postretirement benefit plans were equal to $133 million, $134 million, $160 million for the years ended December 31, 2016, 2015 and 2014, respectively.

During 2016, two UK pension plans sponsored by the Business, the 1987 Vetco Gray Hughes Pension Plan and the UK Dresser Pension Scheme, were merged into the GE UK Pension Plan. The Business has agreed to pay deficit contributions for the next 10 years. The estimated present value of these payments is $32 million and is recorded in the Combined Statement of Financial Position in “All other liabilities.” Subsequent to that merger, plan participants in these respective plans participate in the GE UK Pension Plan. In addition, certain other business employees also participate in the GE UK Pension Plan. Expenses associated with our employees’ participation in the GE UK Pension Plan were equal to $7 million, $14 million, and $15 million for the years ended December 31, 2016, 2015 and 2014, respectively.

PENSION PLANS

In addition to these GE plans, certain of our employees are also covered by pension plans sponsored by the Business. Our pension plans in 2016 included eight U.S. and non-U.S. pension plans with pension assets or obligations greater than $20 million. We use a December 31 measurement date for these plans. These defined benefit plans generally provide benefits to employees based on formulas recognizing length of service and earnings.

PENSION PLAN PARTICIPANTS AS OF DECEMBER 31, 2016

Active employees	2,210
Vested former employees	2,710
Retirees and beneficiaries	4,515
Total	9,435

The amount we report in our income as pension cost consists of the following components:
•	Service cost - the cost of benefits earned by active employees who participate in the plan.
•	Prior service cost amortization – the cost of changes to our benefit plans (plan amendments) related to prior service performed.
•	Expected return on plan assets – the return we expect to earn on plan investments used to pay future benefits.
•	Interest cost – the accrual of interest on the pension obligations due to the passage of time.
•
Net actuarial loss (gain) amortization – differences between our estimates (for example, discount rate, expected return on plan assets) and our actual experience which are initially recorded in equity and amortized into income.

•
Curtailment gain/loss – income effects of amounts previously deferred that have been accelerated because of an event that shortens future service or eliminates future benefits (for example, a sale of a business).

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COST OF PENSION PLANS

(In millions)	2016	2015			2014
Service cost for benefits earned	$18		$24		$21
Expected return on plan assets	(46)		(65)		(61)
Interest cost on benefit obligations	34		49		55
Net actuarial loss amortization	14		21		9
Net settlement / curtailment loss (gain)	(26)	(b)	4	(a)	-
Pension cost	$(6)		$33		$24

(a) Primarily associated with two facility closures and accelerated vesting for certain participants.
(b) Primarily associated with two UK plans merging into the GE UK Pension Plan.

ASSUMPTIONS USED IN PENSION CALCULATION

Accounting requirements necessitate the use of assumptions to reflect the uncertainties and the length of time over which the pension obligations will be paid. The actual amount of future benefit payments will depend upon when participants retire, the amount of their benefit at retirement and how long they live. To reflect the obligation in today’s dollars, we discount the future payments using a rate that matches the time frame over which the payments will be made. We also need to assume a long-term rate of return that will be earned on investments used to fund these payments.

The assumptions at December 31 used to measure the year-end benefit obligations and pension cost follow.

Assumptions used to measure pension benefit obligations:

December 31	2016	2015	2014
Discount rate	3.41%	3.83%	3.69%
Compensation increases	4.09	4.36	4.36

Assumptions used to measure pension cost

December 31	2016	2015	2014
Discount rate	3.83%	3.69%	4.51%
Expected return on assets	6.86	6.91	6.66

We evaluate these assumptions annually. We evaluate other assumptions periodically, such as retirement age, mortality and turnover, and update them as necessary to reflect our actual experience and expectations for the future.

We determine the discount rate using the weighted average yields on high-quality fixed-income securities that have maturities consistent with the timing of benefit payments. Lower discount rates increase the size of the benefit obligations and pension expense in the following year; higher discount rates reduce the size of the benefit obligation and subsequent-year pension expense.

The expected return on plan assets is the estimated long-term rate of return that will be earned on the investments used to fund the pension obligations. To determine this rate, we consider the current and target composition of plan investments, our historical returns earned, and our expectations about the future.

29    GE O&G Annual FS

The compensation assumption is used to estimate the annual rate at which pay of plan participants will grow. If the rate of growth assumed increases, the size of the pension obligations will increase, as will the amount recorded in equity attributable to parent and amortized to income in subsequent periods.
We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.

FUNDING POLICY

The funding policy for our pension plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as we may determine to be appropriate. We expect to contribute approximately $41 million to our pension plans in 2017. In 2016, we contributed $50 million.

BENEFIT OBLIGATIONS

Benefit obligations are described in the following tables. Accumulated and projected benefit obligations (ABO and PBO) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO is ABO increased to reflect expected future compensation.

PROJECTED BENEFIT OBLIGATIONS (PBO)

(In millions)	2016		2015
Balance at January 1	$1,290		$1,400
Service cost for benefits earned	18		24
Interest cost on benefit obligations	34		49
Actuarial loss (gain) (a)	39		(66)
Benefits paid	(39)		(48)
Disposition	-		(31)
Merger into GE plan	(460)	(b)	-
Exchange rate adjustments	(62)		(38)
Balance at December 31	$820		$1,290

(a) Primarily associated with discount rate changes.
(b) Two UK pension plans merged into the GE UK Pension Plan.

(In millions)	2016	2015
Accumulated benefit obligations	$803	$1,238

PLANS WITH ASSETS LESS THAN ABO

(In millions)	2016	2015
Funded plans with assets less than ABO
Plan assets	$567	$915
Accumulated benefit obligations	685	1,126
Projected benefit obligations	697	1,173
Unfunded plans
Accumulated benefit obligations	118	112
Projected benefit obligations	123	117

30    GE O&G Annual FS

PLAN ASSETS

The fair value of the pension plans’ investments is presented below. The inputs and valuation techniques used to measure the fair value of the assets are consistently applied and described in Note 2.

2016 ASSET ALLOCATION
	Weighted Average Target allocation %	Weighted Average Actual allocation %
Equity securities	18-58	48
Debt securities (including cash equivalents)	11-61	35
Private equities	6-16	8
Real estate	3-13	6
Other investments	3-13	3

Plan fiduciaries of our pension plans set investment policies and strategies for the assets held in trust and oversee investment allocation, which includes selecting investment managers, commissioning periodic asset-liability studies and setting long-term strategic targets. Long-term strategic investment objectives take into consideration a number of factors, including the funded status of the plan, a balance between risk and return and the plan’s liquidity needs. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

COMPOSITION OF OUR PLAN ASSETS

The fair value of our pension plans’ investments is presented below:

(In millions)	2016	2015
Equity securities
U.S. equity securities (a)	$122	$115
Non-U.S. equity securities (a)	149	359
Debt securities
Fixed income and cash investment funds	49	200
U.S. corporate	53	51
Other debt securities	99	94
Private equities	45	45
Real estate	32	29
Other investments (b)	18	22
Total plan assets	$567	$915

(a) Included direct investments and investment funds.
(b) Substantially all represented hedge fund investments.

Plan assets valued using NAV as a practical expedient amounted to $228 million and $258 million as of December 31, 2016 and 2015, respectively. The percentages of plan assets valued using NAV by investment fund type for equity securities, fixed income and cash, and alternative investments were 20%, 7% and 13% as of December 31, 2016, respectively, and 17%, 4% and 8% as of December 31, 2015, respectively.

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Those investments that were measured at fair values using the practical expedient were excluded from the fair value hierarchy. The practical expedient was not applied for investments with a fair value of $25 million and $23 million in 2016 and 2015, respectively and those investments were classified within Level 3. The remaining investments were substantially all considered Level 1 and 2.

FAIR VALUE OF PLAN ASSETS

(In millions)	2016	2015
Balance at January 1	$915	$973
Actual gain on plan assets	43	1
Employer contributions	50	33
Benefits paid	(39)	(48)
Dispositions	-	(28)
Merger into GE plan (a)	(358)	-
Exchange rate adjustments	(44)	(16)
Balance at December 31	$567	$915

(a) Two UK pension plans were merged into the GE UK Pension Plan.

PENSION ASSET (LIABILITY)

(In millions)	2016	2015
Funded status (a)	$(253)	$(375)
Pension liability recorded in the Statement of Financial Position
Pension liabilities
Due within one year	(4)	(4)
Due after one year	(249)	(371)
Net amount recognized	$(253)	$(375)
Amounts recorded in equity attributable to parent (unamortized)
Prior service cost	-	-
Net actuarial loss	149	211
Total	$149	$211

(a) Fair value of assets less PBO, as shown in the preceding tables.

In 2017, we estimate that we will amortize an immaterial amount of prior service cost and $12 million of net actuarial loss from equity attributable to parent and into pension cost. Comparable amortized amounts in 2016 were an immaterial amount of prior service cost and $14 million of net actuarial loss from equity attributable to parent.

(In millions)	2017	2018	2019	2020	2021	2022 - 2026
Estimated future benefit payments	$38	$38	$39	$40	$41	$212

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RETIREE HEALTH AND LIFE INSURANCE BENEFITS

We sponsor a retiree health and life insurance benefit plan (retiree benefit plan) for certain eligible U.S. participants and use a December 31 measurement date. The plan is closed to new entrants and participants share in the cost of this retiree benefit plan. This plan covers approximately 270 active employees and 1,395 retirees and dependents. GE Power also participates in this retiree benefit plan. We allocated costs (credits) of $2 million, an immaterial amount and $5 million to GE Power for their employees’ participation in these plans, for the years ended December 31, 2016, 2015 and 2014, respectively.

COST OF RETIREE BENEFIT PLAN

(In millions)	2016		2015		2014
Service cost for benefits earned	$2		$3		$2
Prior service credit amortization	(2)		(1)		(1)
Interest cost on benefit obligations	5		6		7
Net actuarial loss amortization	-		1		1
Curtailment / settlement gain	(2)	(a)	(11)	(b)	-
Benefit plans cost	$3		$(2)		$9

(a)	Primarily related to the closure of a facility.
(b)	Primarily associated with restructuring and a facility disposition.

ASSUMPTIONS USED IN BENEFIT CALCULATIONS

The actuarial assumptions at December 31 used to measure the year-end benefit obligations and retiree benefit plan cost for the subsequent year are as follows:

ASSUMPTIONS USED TO MEASURE RETIREE BENEFIT OBLIGATIONS

	2016	2015	2014
Discount rate	4.00%	4.25%	4.00%
Initial healthcare trend rate	6.75	7.00	7.00

ASSUMPTIONS USED TO MEASURE RETIREE BENEFIT COSTS

	2016	2015	2014
Discount rate	4.25%	4.00%	4.75%

We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.

FUNDING POLICY

We fund our retiree benefit plan on a pay-as-you-go basis. We expect to contribute approximately $6 million in 2017 to fund such benefits. In 2016, we contributed $6 million for this plan.

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Changes in the accumulated postretirement benefit obligation (APBO) for the retiree benefit plan follow:

(In millions)	2016		2015
Balance at January 1	$136		$152
Service cost for benefits earned	2		3
Interest cost on benefit obligations	5		6
Participant contributions	-		1
Plan amendment	(5)		-
Actuarial gain	(14)		(12)
Benefits paid	(6)		(5)
Curtailment / settlement gain	(1)	(a)	(9)	(b)
Balance at December 31	$117		$136

(a)  Primarily related to the closure of a facility.
(b) Primarily associated with restructuring and a facility disposition.

A one percentage point change in the assumed healthcare cost trend rate would have the following effects:

(In millions)	1% increase	1% decrease
APBO at December 31, 2016	$15	$(13)
Service and interest cost in 2016	1	(1)

PLAN ASSETS

The fair value of our retiree benefit plan assets is presented below.

FAIR VALUE OF PLAN ASSETS

(In millions)	2016	2015
Balance at January 1	$-	$-
Employer contributions	6	4
Participant contributions	-	1
Benefits paid	(6)	(5)
Balance at December 31	$-	$-

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RETIREE BENEFIT PLAN ASSET (LIABILITY)

(In millions)	2016	2015
Funded status (a)	$(117)	$(136)
Liability recorded in the Statement of Financial Position
Retiree benefit plan
Due within one year	(6)	(6)
Due after one year	(111)	(130)
Net amount recognized	(117)	(136)
Amounts recorded in equity attributable to parent (unamortized)
Prior service credit	(8)	(6)
Net actuarial gain	(15)	(1)
Total	$(23)	$(7)

(a) Fair value of assets less APBO, as shown in the preceding tables.

In 2017, we estimate that we will amortize $2 million of prior service credit and $2 million of net actuarial gain from equity attributable to parent into our retiree benefit plan cost. Comparable amortized amounts in 2016 were $2 million of prior service credit and an immaterial amount of net actuarial loss.

(In millions)	2017	2018	2019	2020	2021	2022 - 2026
Estimated future benefit payments	$6	$6	$6	$6	$7	$33

2016 COST OF POSTRETIREMENT BENEFIT PLANS AND CHANGES IN OTHER COMPREHENSIVE INCOME (LOSS)

(In millions)	Total postretirement benefit plans	Pension plans	Retiree benefit plan
Cost (income) of postretirement benefit plans	$(3)	$(6)	$3
Changes in other comprehensive income (loss)
Prior service (credit) – current year	(5)	-	(5)
Net actuarial loss (gain) – current year	14	28	(14)
Net settlement / curtailment gain (loss)	(75)	(76)	1
Prior service credit amortization	2	-	2
Net actuarial (loss) amortization	(14)	(14)	-
Total changes in other comprehensive (loss)	(78)	(62)	(16)
Cost of postretirement benefit plans and changes in other comprehensive (loss)	$(81)	$(68)	$(13)

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NOTE 13	ALL OTHER LIABILITIES

This caption includes liabilities for various items including deferred income, interest on tax liabilities, unrecognized tax benefits, environmental remediation, legal reserves, asset retirement obligations, derivative instruments, product warranties and a variety of sundry items.

December 31 (In millions)	2016	2015
Other current liabilities
Income taxes payable	$-	$305
Derivatives	330	256
Payroll accruals	294	455
Other current liabilities	567	615
Total other current liabilities	$1,191	$1,631
Other non-current liabilities
Income taxes payable	139	152
Environmental liabilities	39	34
Other non-current liabilities	317	337
Total other non-current liabilities	$495	$523

ENVIRONMENTAL MATTERS

We are involved in numerous remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs exclude possible insurance recoveries and, when dates and amounts of such costs are not known, are not discounted. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. It is reasonably possible that our environmental remediation exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites, such amounts are not reasonably estimable.  The determination of the required accruals for remediation costs is subject to uncertainty, including the evolving nature of environmental regulations and the difficulty in estimating the extent and type of remediation activity that is necessary.

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NOTE 14	INCOME TAXES
The tax provisions have been prepared on a separate return basis as if the Business is a separate group of companies under common ownership.  The operations have been combined as if the Business was filing on a consolidated basis for U.S., state and Non-U.S. income tax purposes, where allowable by law. The Business is subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations.

COMBINED INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(In millions)	2016	2015	2014
U.S. (losses)	$(440)	$(2,006)	$1,030
Non-U.S. income	1,024	1,848	1,306
Total income (loss)	$584	$(158)	$2,336

COMBINED (BENEFIT) PROVISION FOR INCOME TAXES

(In millions)	2016	2015	2014
Current
U.S. Federal	$(112)	$155	$318
U.S. State and Local	(2)	3	31
Non-U.S.	310	395	375
Deferred
U.S. Federal	13	(26)	(113)
U.S. State and Local	-	5	(17)
Non-U.S.	41	(59)	(110)
Total	$250	$473	$484

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RECONCILIATION OF U.S. FEDERAL STATUTORY INCOME TAX RATE TO ACTUAL INCOME TAX RATE

(In millions)	2016	2015	2014
Income (loss) before taxes	$584	$(158)	$2,336
Tax expected at 35% (a)	205	(55)	818
Foreign operations and FTCs (b)	(5)	(137)	(311)
State taxes	(2)	8	14
Tax Impact of Dispositions	1	(26)	(61)
Nondeductible goodwill	-	713	-
Valuation allowance	28	9	-
Other	23	(39)	24
Total income tax	$250	$473	$484
Actual Income tax rate	42.8%	-299.4%	20.7%

(a) Although our operational headquarters are in London, the Business has an ultimate U.S. parent; therefore, we reconcile our effective tax rate to the U.S. federal statutory rate of 35%.
(b) Primarily relates to differences between the U.S. statutory rate and the statuary rates where the Business operates, including the impact of foreign tax credits. The tax expense in 2016, 2015 and 2014 includes a net benefit of $36 million, $36 million, and $42 million, respectively, related to tax amortization in our European operations.

UNRECOGNIZED TAX POSITIONS

The Business is under continuous examination by the Internal Revenue Service, various U.S. state taxing authorities, and Non-U.S. taxing authorities as part of the audit of GE’s tax returns. The Business is under examination or engaged in tax litigation in many of these jurisdictions. During 2015, the Internal Revenue Service (IRS) completed the audit of GE’s consolidated U.S. income tax returns for 2010-2011, except for certain issues that remain under examination. During 2013, the IRS completed the audit of GE’s consolidated U.S. income tax returns for 2008-2009, except for certain issues that remain under examination. For our most significant Italian operations our earliest open tax year is 2012. We believe that there are no jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows.  We further believe that we have made adequate provisions for all income tax uncertainties.

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months were as follows:
UNRECOGNIZED TAX BENEFITS

Asset / (Liability) (In millions)	2016	2015
Unrecognized tax benefits	$(94)	$(100)
Accrued interest on unrecognized tax benefits	(33)	(27)
Accrued penalties on unrecognized tax benefits	(22)	(31)
Reasonably possible reduction to the balance of unrecognized tax benefits
in succeeding 12 months	(9)	(4)
Portion that, if recognized, would reduce tax expense and effective tax rate	(94)	(100)

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UNRECOGNIZED TAX BENEFITS RECONCILIATION
(In millions)	2016	2015
Balance at January 1	$(100)	$(122)
Additions for tax positions of the current year	(4)	(16)
Additions for tax positions of prior years	-	-
Reductions for tax positions of prior years	5	13
Settlements with tax authorities	-	-
Expiration of the statute of limitations	5	25
Balance at December 31	$(94)	$(100)

At December 31, 2016, we had $94 million of unrecognized tax benefits. In addition, we have accrued interest and penalties of $33 million and $22 million, respectively. The amount of unrecognized tax benefits which would impact the effective tax rate would be $94 million. Additionally, $9 million is the amount of unrecognized tax benefits which could change in the next twelve months due to expiring statutes, audit activity, tax payments, and competent authority proceedings related to transfer pricing or final decisions in matters that are the subject of litigation in various taxing jurisdictions in which we operate. We classify interest on tax deficiencies as interest expense; we classify income tax penalties as a provision for income taxes.

DEFERRED INCOME TAXES

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. GE Oil & Gas did not operate as a standalone entity in the past and, accordingly, tax losses, receivables and other tax attributes included in the combined carve-out financial statements on a separate return basis may not be available upon separation of the Business from GE.

We regularly evaluate the recoverability of our deferred tax assets and establish a valuation allowance, if necessary, to reduce the deferred tax assets to an amount that is more likely than not to be realized (a likelihood of more than 50 percent). Significant judgment is required to determine whether a valuation allowance is necessary and the amount of such valuation allowance.
In assessing the recoverability of our deferred tax assets at December 31, 2016, we considered all available evidence, including the nature of financial statement losses as adjusted for permanent differences between financial statement income and taxable income, reversing taxable temporary differences and future operating profits.

Aggregated deferred income tax amounts are summarized below.

DEFERRED INCOME TAX AMOUNTS

(In millions)	2016	2015
Assets	$326	$334
Liabilities	(880)	(854)
Net deferred income tax (liability)	$(554)	$(520)

39    GE O&G Annual FS

COMPONENTS OF THE NET DEFERRED INCOME TAX ASSET (LIABILITY)
(In millions)	2016	2015
Deferred tax assets
Inventory	$71	$(78)
Employee benefits	154	203
Other accrued expenses	121	130
Operating loss carryforwards	142	142
Tax credit carryforwards	5	-
Other	-	10
Total deferred income tax asset	493	407
Valuation allowances	(87)	(53)
Total deferred income tax asset after valuation allowance	406	354

Deferred tax liabilities
Goodwill & other intangibles	$(845)	$(813)
Property, plant and equipment	(62)	(5)
Undistributed income of foreign subsidiaries	(46)	(56)
Other	(9)	-
Total deferred income tax liability	(962)	(874)
Net deferred income tax (liability)	$(554)	$(520)

NET OPERATING LOSSES

At December 31, 2016 and 2015, the Business had net operating loss carryforwards of approximately $460 million and $458 million, respectively. The net operating loss carryforwards result in a deferred tax asset of $142 million and $142 million at December 31, 2016 and 2015. The net operating losses expire beginning in 2019, with some not having any expiration date. Out of the $142 million of net operating losses in 2016, $22 million will expire in 2019 and $89 million have no expiration. The losses expiring in 2019 have been fully valued.  We believe that we will not be able to utilize these losses before their expiration.

CREDIT CARRYFORWARD

At December 31, 2016, the Business had approximately $5 million of foreign tax credits that are available for carryforward. The carryforward period for foreign tax credits is 10 years. A valuation allowance had not been established due to future foreign source income that would allow the Business to utilize the credit.

40    GE O&G Annual FS

UNDISTRIBUTED EARNINGS

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely.  The basis difference is primarily comprised of the unremitted retained earnings related to these ongoing operations, which were approximately $11,936 million and $11,204 million, at December 31, 2016 and 2015, respectively. Substantially all of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. These earnings would be subject to tax upon repatriation to the U.S.; however, because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely.
NOTE 15	EQUITY
(In millions)	2016	2015	2014

Accumulated other comprehensive income (loss)
Balance at January 1	$(1,532)	$(964)	$(749)
Other comprehensive (loss) before reclassifications	(459)	(594)	(255)
Reclassifications from other comprehensive income (loss)	97	26	40
Other comprehensive (loss), net, attributable to parent	(362)	(568)	(215)
Balance at December 31	$(1,894)	$(1,532)	$(964)
Net parent investment
Balance at January 1	$15,920	$17,169	$15,438
Net income / (loss) attributable to parent	403	(606)	1,840
Net transfers (to) / from parent	259	(643)	(109)
Balance at December 31	$16,582	$15,920	$17,169
Total equity
Total equity attributable to parent at December 31	$14,688	$14,388	$16,205
Noncontrolling interests balance at December 31	167	157	181
Total equity balance at December 31	$14,855	$14,545	$16,386

41    GE O&G Annual FS

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) “AOCI”

The breakdown of accumulated other comprehensive income (loss) is provided below:
(In millions)	2016	2015	2014
Currency translation adjustments (CTA)
Balance at January 1	$(1,384)	$(775)	$(655)
Other comprehensive (loss) before reclassifications - net of deferred taxes of $ 11, $ 13, and $ (14)	(423)	(617)	(163)
Reclassifications from OCI - net of deferred taxes of $ 0, $ 0, and $ 0	1	-	34
Other comprehensive (loss) (a)	(422)	(617)	(129)
Less OCI attributable to noncontrolling interests	(5)	(8)	(9)
Balance at December 31	$(1,801)	$(1,384)	$(775)

Cash flow hedges
Balance at January 1	$(2)	$-	$-
Other comprehensive (loss) before reclassifications net of deferred taxes of $ 8, $ 3, and $ 0	(38)	(9)	-
Reclassifications from OCI net of deferred taxes of $ (7), $ (2), and $ 0	30	7	-
Other comprehensive (loss) (a)	(8)	(2)	-
Less OCI attributable to noncontrolling interests	-	-	-
Balance at December 31	$(10)	$(2)	$-

Benefit plans
Balance at January 1	$(146)	$(189)	$(94)
Other comprehensive income (loss) before reclassifications net of deferred taxes of $ (1), $ (16), and $ 47	(12)	21	(100)
Reclassifications from OCI net of deferred taxes of $ (22), $ (5), and $ (3)	66	19	6
Other comprehensive income (loss) (a)	54	40	(94)
Less OCI attributable to noncontrolling interests	(9)	(3)	1
Balance at December 31	$(83)	$(146)	$(189)
Accumulated other comprehensive (loss) at December 31	$(1,894)	$(1,532)	$(964)

(a) Total Other comprehensive (loss) attributable to parent was ($376) million, ($579) million and ($223) million in 2016, 2015 and 2014, respectively.

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RECLASSIFICATION OUT OF AOCI
(In millions)	2016	2015	2014	Combined Statement of Income (Loss) caption
Currency translation adjustments
Gains on dispositions	$1	$-	$34	Total revenues and other income
Income taxes	-	-	-	Benefit (provision) for income taxes
Net of tax	$1	$-	$34
Cash flow hedges
Foreign exchange contracts	$37	$9	$-	(a)
Income taxes	(7)	(2)	-	(Provision) for income taxes
Net of tax	$30	$7	$-
Benefit plan items
Net settlement / curtailment loss	$75	$2	$-	(b)
Amortization of prior service credits	(2)	(1)	(1)	(b)
Amortization of actuarial loss	15	23	10	(b)
Total before tax	88	24	9
Income taxes	(22)	(5)	(3)	(Provision) for income taxes
Net of tax	$66	$19	$6
Total reclassification adjustments (net of tax)	$97	$26	$40

(a) Please see Note 18 for respective Combined Statement of Income (Loss) captions.
(b) Curtailment gain (loss), amortization of prior service costs and actuarial gains and losses reclassified out of AOCI are included in the computation of net periodic pension costs. Refer to Note 12 for further information.  Net periodic pension cost is recorded across the various cost and expense line items within the Combined Statement of Income (Loss).

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NOTE 16	EQUITY-ACCOUNTED INVESTMENTS

Our equity in income of GE O&G uncombined associated companies was $5 million, $9 million and $19 million for the years ended December 31, 2016, 2015 and 2014, respectively.  Our investments in associated companies was $88 million and $95 million as of December 31, 2016, and 2015, respectively.

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NOTE 17	FAIR VALUE MEASUREMENTS

RECURRING FAIR VALUE MEASUREMENTS
Our assets and liabilities measured at FV on a recurring basis consists of our derivative instruments.  All of these derivatives were valued using Level 2 for 2016 and 2015.
There were no transfers between Level 1, 2 and 3 during the years ended December 31, 2016 and 2015.

45    GE O&G Annual FS

NOTE 18	DERIVATIVES
In this section, we explain how we use derivatives to manage our risks and how these financial instruments are reflected in our combined financial statements. Our use of derivatives relates solely to risk management; we do not use derivatives for speculation.

The table below summarizes the fair value of all derivatives, including hedging instruments and embedded derivatives.

	2016		2015
December 31 (In millions)	Assets	(Liabilities)	Assets	(Liabilities)

Derivatives accounted for as hedges
Currency exchange contracts	$2	$(9)	$1	$(7)
	$2	$(9)	$1	$(7)
Derivatives not accounted for as hedges
Currency exchange contracts	$225	$(364)	$247	$(282)
Embedded derivatives	91	(2)	91	(9)
	$316	$(366)	$338	$(291)
Total	$318	$(375)	$339	$(298)

Derivatives are classified in the captions “Other current assets,” “All other assets,” Other current liabilities,” and “All other liabilities” depending on their respective maturity date.

RISK MANAGEMENT STRATEGY

We buy, manufacture and sell components and products across global markets. These activities expose us to changes in foreign currency exchange rates and commodity prices, which can adversely affect revenues earned and costs of operating our business. When the currency in which we sell equipment differs from the primary currency (known as its functional currency) and the exchange rate fluctuates, it will affect the revenue we earn on the sale. These sales and purchase transactions also create receivables and payables denominated in foreign currencies, which expose us to foreign currency gains and losses based on changes in exchange rates. Changes in the price of a raw material that we use in manufacturing can affect the cost of manufacturing. We use derivatives to mitigate or eliminate these exposures.

FORMS OF HEDGING

In this section we explain the hedging methods we use and their effects on our combined financial statements.
CASH FLOW HEDGES

We use cash flow hedging primarily to reduce or eliminate the effects of foreign exchange rate changes on purchase and sale contracts. Accordingly, the vast majority of our derivative activity in this category consists of currency exchange contracts. We also use commodity derivatives to reduce or eliminate price risk on materials purchased for use in manufacturing.

46    GE O&G Annual FS

Under hedge accounting, the derivative carrying amount is measured at fair value each period and any resulting gain or loss is recorded in a separate component of equity. Differences between the derivative and the hedged item may cause changes in their fair values to not offset completely, which is referred to as ineffectiveness. When the hedged transaction occurs, these amounts are released from equity, in order that the transaction will be reflected in income at the rate locked in by the derivative. The effect of the hedge is reported in the same combined financial statement line item as the income effects of the hedged transaction. The table below summarizes how the derivative is reflected in the Combined Statement of Financial Position and in income under hedge accounting. The effect of the hedged forecasted transaction is not presented in this table but offsets the income effect of the derivative.

Financial Statement Effects – Cash Flow Hedges
(In millions)	2016	2015	2014

Combined Statement of Financial Position changes
Fair value of derivatives (decrease)	$(1)	$(5)	$(1)
Equity (increase) decrease
- Current year AOCI movement	47	11	-
- Reclassification from AOCI to the statement of income (loss) (a)	(37)	(9)	-

Income (loss) related to ineffectiveness	-	-	-

(a) Classified as “Other expenses / (income), net”, “Costs of goods sold” or “Selling, general and administrative expenses” depending on the purpose of the hedging instrument.
The following table explains the effect of changes in market rates on the fair value of derivatives we use most commonly in cash flow hedging arrangements.

Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Pay U.S. dollars/receive foreign currency	Fair value decreases	Fair value increases

We expect to transfer $12 million to income as an expense in the next 12 months contemporaneously with the income effects of the related forecasted transactions. At December 31, 2016 and 2015, the maximum term of derivative instruments that hedge forecasted transactions was 3 years and 4 years, respectively. See Note 15 for additional information about reclassification out of AOCI.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffective were insignificant for each reporting period.
ECONOMIC HEDGES

These derivatives, which also include embedded derivatives, are not designated as hedges from an accounting standpoint (and therefore we do not apply hedge accounting to the relationship) but otherwise serve the same economic purpose as other hedging arrangements. Economic hedges are used when changes in the carrying amount of the hedged item are already recorded in income in the same period as the derivative, making hedge accounting unnecessary. They are also used when we have exposures to currency exchange risk for which we are unable to meet the requirements for hedge accounting. For these types of economic hedges, changes in the fair value of the derivative are recorded in income currently but changes in the value of the forecasted foreign currency cash flows are only recognized in income when they occur. As a result, even though the derivative is an effective economic hedge, there is a net effect on income in each period due to differences in the timing of income recognition between the derivative and the hedged item. Embedded derivatives are recognized separately from their host contracts.

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The table below provides information about the income effects of all derivatives that serve as economic hedges. These derivatives are marked to fair value through income each period. The effects are reported in “Selling, general and administration expenses” in the Combined Statement of Income (Loss). The offsetting income effects associated with hedged assets and liabilities are also displayed in the table below. In general, the income effects of the hedged item are recorded in the same combined financial statement line as the derivative.

Financial Statement Effects – Economic Hedges (a)
(In millions)	2016	2015	2014
Combined Statement of Financial Position changes
Change in fair value of economic hedge (decrease) (b)	$(272)	$(118)	$(109)
Change in carrying amount of item being hedged increase	136	93	69
Income (loss) effect of economic hedges (c)	$(136)	$(25)	$40

(a)	Include both the realized and unrealized movements, as well as those which cover future cash flows yet to be recognized on the Combined Statement of Financial Position.
(b)	Include fair value changes in embedded derivatives.
(c)
Offset by the future earnings effects of economically hedged item. Classified as “Other expense / (income), net”, “Costs of goods sold” or “Selling, general and administrative expenses” depending on the purpose of the hedging instrument.

The table below explains the effects of market rate changes on the fair value of derivatives we use most commonly as economic hedges.
Currency forwards/swaps	U.S. dollar strengthens	U.S. dollar weakens
Pay U.S. dollars/receive foreign currency	Fair value decreases	Fair value increases
Receive U.S. dollars/pay foreign currency	Fair value increases	Fair value decreases
Commodity derivatives	Price increases	Price decreases
Receive commodity/ pay fixed price	Fair value increases	Fair value decreases

NOTIONAL AMOUNT OF DERIVATIVES

The notional amount of a derivative is the number of units of the underlying (for example, the notional billing amount of the foreign currency sales in a foreign exchange hedge). We generally disclose derivative notional amounts on a gross basis. A substantial majority of the outstanding notional amount of $7,053 million and $8,915 million at December 31, 2016 and 2015, respectively, relates to hedges of anticipated sales and purchases in foreign currency, commodity purchases and contractual terms in contracts that are considered embedded derivatives. The remaining derivative notional primarily relates to hedges of anticipated sales and purchases in foreign currency, commodity purchases and contractual terms in contracts that are considered embedded derivatives.

The table below provides additional information about how derivatives are reflected in our combined financial statements.
Carrying Amounts Related to Derivatives

December 31 (In millions)	2016	2015
Derivative assets	$318	$339
Derivative liabilities	(375)	(298)
Net carrying amount	$(57)	$41

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EFFECTS OF DERIVATIVES ON INCOME
All derivatives are marked to fair value on our Combined Statement of Financial Position, whether they are designated in a hedging relationship for accounting purposes or are used as economic hedges. As discussed in the previous sections, each type of hedge affects the combined financial statements differently. In economic hedges, both the hedged item and the hedging derivative largely offset in earnings each period. In cash flow hedges, the effective portion of the hedging derivative is offset in separate components of equity and ineffectiveness is recognized in income.

Note 15 provides additional information.

COUNTERPARTY CREDIT RISK

Fair value of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis.

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NOTE 19	COMMITMENTS, CONTINGENCIES AND PRODUCT WARRANTIES
LEASES

At December 31, 2016, we had long-term noncancellable operating leases covering certain facilities and equipment. The minimum annual property rental commitments, net of amounts due under subleases, for each of the five years in the period ending December 31, 2021 are $94 million, $86 million, $73 million, $61 million and $48 million, respectively, and $154 million in the aggregate thereafter. Rent expense, which includes rental of property, computer equipment and other such items, was $200 million, $206 million and $243 million for the years ended December 31, 2016, 2015 and 2014, respectively. We did not enter into any significant capital leases during the three years ended December 31, 2016.
LEGAL MATTERS

GE O&G is subject to a variety of legal proceedings and legal compliance risks in all parts of the world where the Business operates or buys or sells its equipment and services, including the matters described below. GE O&G has adopted appropriate risk management and compliance programs to address these and other matters that may arise from time to time. The global and diverse nature of GE O&G’s business, and the changing enforcement environments in which it operates, means the Business will continue to face legal and compliance risks, the nature and outcome of which cannot be predicted with certainty.  No material provisions have been accrued currently for litigation settlements as of December 31, 2016.
OTHER CONTRACTUAL COMMITMENTS

We also had commitments outstanding for purchase obligations, which include capital expenditures, inventory and services under contracts, for each of the five years in the period ending December 31, 2021 consisting of $479 million as of December 31, 2017, $10 million as of December 31, 2018 and no additional amounts for each subsequent period until December 31, 2021.

PRODUCT WARRANTIES

We provide for estimated product warranty expenses when we sell the related products. Because warranty estimates are forecasts that are based on the best available information, primarily historical claims experience, claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties are as follows:

(In millions)	2016	2015	2014
Balance at January 1	$100	$112	$106
Current-year provisions	29	60	37
Expenditures	(49)	(65)	(28)
Other charges	(6)	(7)	(3)
Balance at December 31	$74	$100	$112

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NOTE 20	RELATED PARTIES
RELATED PARTY TRANSACTIONS

As discussed in Note 2, GE provides us with a number of services. Some of these services are provided directly by GE, and others are managed by GE through third-party service providers. The cost of certain of these services is either (a) recognized through our allocated portion of GE’s corporate overhead; or (b) billed directly to us (such as most of our employee benefit costs). The cost of other services is included within the service itself, and the incremental cost for GE to provide the service is not discernible (such as payroll processing services included within the cost of payroll). In addition, we and our affiliates obtain a variety of goods (such as supplies and equipment) and services under various master purchasing and service agreements to which GE (and not GE O&G) is a party.

We receive an allocated share of GE’s corporate overhead for certain services that GE provides to us, but which are not specifically billed to us, such as public relations, investor relations, treasury and internal audit services. Costs of $210 million, $180 million and $189 million for the years ended December 31, 2016, 2015 and 2014, respectively, were recorded in our Combined Statement of Income (Loss) for our allocated share of GE’s corporate overhead.

EMPLOYEE BENEFITS

Our employees are covered under various U.S. GE employee benefit plans, including GE’s retirement plans (pension, retiree health and life insurance, and savings benefit plans) and active health and life insurance benefit plans. Further details are provided in Note 12.

RELATED PARTY BALANCES

The table below presents amounts due to and due from GE and its affiliates, which have been reflected in our Combined Statement of Financial Position.
	2016	2015
Amounts due from GE and its affiliates
Current receivables	$236	$233
Loan receivable	3	9
Amounts due to GE and its affiliates
Accounts payable (a)	$(426)	$(525)
Accounts payable amounts factored through monetization program (b)	(104)	(114)
Borrowings	(121)	(134)

(a) Relates to cash collected on current receivables to be paid to GE under our monetization program and other services provided by GE, and are recorded in accounts payable in our Combined Statement of Financial Position.
(b) Relates to cash due to GE under our payables monetization program.
RECEIVABLES MONETIZATION

We monetize a portion of our current receivables through programs established for GE and various GE subsidiaries. We account for receivables monetized as sales in accordance with ASC 860, Transfers and Servicing.

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GE O&G’s current receivables are legally transferred through receivable factoring programs established for GE and various GE subsidiaries administered by Working Capital Solutions (WCS), an operating unit of GE Capital.

The Business factors U.S. and non-U.S. receivables to GE Capital on a recourse and nonrecourse basis pursuant to various factoring and services agreements, purchased directly by WCS, GE Capital or sold to external investors through WCS agent arranger or buy/sell structures. Under the factoring programs, GE Capital performs a risk analysis and allocates a nonrecourse credit limit for each customer. If the portfolio exceeds this credit limit, then the receivable is factored with recourse. The evaluation of whether recourse transactions qualify for accounting derecognition is based, in part, upon the legal jurisdiction of the sales;as such, the majority of recourse transactions outside the U.S. qualify for sale treatment.

In addition, GE O&G participates in the GE Accounts Receivable (GEAR) program, in which the Business transfers its receivables into a securitization structure administered by GE Capital through the GE Receivables and Sale Contribution Agreement.

Transfers of receivables under WCS administered programs are generally accounted for as sales.

	2016	2015	2014
Transfers of receivables accounted for as sales	$2,168	$2,321	$2,756

Under the programs, we retain the responsibility for servicing the receivables and remitting collections to the owner and the lenders for a fee equal to the prevailing market rate for such services. We have outsourced our servicing responsibilities to GE Capital for a market-based fee and accordingly, no servicing asset or liability has been recorded on the Combined Statements of Financial Position as of December 31, 2016 and 2015. Under the programs, we incurred interest expense and finance charges of $91 million, $93 million, and $103 million for the years ended December 31, 2016, 2015 and 2014, respectively, which is reflected on the Combined Statements of Income.

Trade Payables Accelerated Payment Program

The Business’s North American operations participate in accounts payable programs with GE Capital.  The Business settles invoices with vendors to obtain cash discounts.  GE Capital provides funding for the period from the date at which an invoice is eligible for cash discount through the final termination date for invoice settlement. The Business’s liability associated with the funded participation in the accounts payable programs, which is presented as accounts payable within the Combined Statement of Financial Position, was $104 million and $114 million as of December 31, 2016 and 2015, respectively.

OTHER

From time to time, GE provides guarantees, letters of credit, and other support arrangements on our behalf.

GE also grants stock options, restricted stock units and performance share units to its group employees, including those of GE O&G as discussed in Note 22.

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NOTE 21	SEGMENT INFORMATION
BASIS OF PRESENTATION

Our operating segments are organized based on the nature of markets and customers. Following the Transactions, we revised our segment structure and began to manage and report our operating results through four operating segments as defined below. We have reflected this revised structure for all historical periods presented.

OILFIELD SERVICES

Oilfield Services provides equipment and services ranging from well evaluation to decommissioning. Products and services include diamond and tri-cone drill bits, drilling services (including directional drilling technology, measurement while drilling & logging while drilling), downhole completion tools and systems, wellbore intervention tools and services, wireline services, drilling and completions fluids, oilfield and industrial chemicals, pressure pumping, and artificial lift technologies (including electrical submersible pumps).

OILFIELD EQUIPMENT

Oilfield Equipment provides a broad portfolio of products and services required to facilitate the safe and reliable flow of hydrocarbons from the subsea wellhead to the surface. Products and services include pressure control equipment and services, Subsea production systems and services, drilling equipment, and flexible pipeline systems. Oilfield Equipment operation designs and manufactures onshore and offshore drilling and production systems and equipment for floating production platforms and provides a full range of services related to onshore and offshore drilling activities.

TURBOMACHINERY & PROCESS SOLUTIONS

Turbomachinery & Process Solutions provides equipment and related services for mechanical-drive, compression and power-generation applications across the oil and gas industry as well as products and services to serve the downstream segments of the industry including refining, petrochemical, distributed gas, flow and process control and other industrial applications. The Turbomachinery & Process Solutions portfolio includes drivers (aero-derivative gas turbines, heavy-duty gas turbines and synchronous and induction electric motors), compressors (centrifugal and axial, direct drive high speed, integrated, subsea compressors, turbo expanders and reciprocating), turn-key solutions (industrial modules and waste heat recovery), pumps, valves, and compressed natural gas (CNG) and small-scale liquefied natural gas (LNG) solutions used primarily for shale oil and gas field development.

DIGITAL SOLUTIONS

Digital Solutions provides equipment and services for a wide range of industries, including oil & gas, power generation, aerospace, metals, and transportation. The offerings include sensor-based measurement, non-destructive testing and inspection, turbine, generator and plant controls and condition monitoring, as well as pipeline integrity solutions.Our operating segments are organized based on the nature of markets and customers. Segment accounting policies are the same as described and referenced in Note 2.

Certain information concerning our segments for the years ended December 31, 2016, 2015 and 2014 is presented in the following tables. Consistent accounting policies have been applied by all segments within the Business, within all reporting periods.
The performance of our operating segments is evaluated based on segment operating income (loss), which is defined as income (loss) before income taxes and equity in loss of affiliate and before the following: net interest expense, net other non operating income (loss), corporate expenses, restructuring, impairment and other charges, inventory impairments, merger and related costs, and certain gains and losses not allocated to the operating segments.

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	Total revenues
	For the years ended December 31,
(In millions)	2016	2015	2014

OFS	$799	$1,411	$2,232
OFE	3,547	5,060	5,927
TPS	6,837	7,985	8,647
DS	2,086	2,232	2,385
Total	$13,269	$16,688	$19,191

Revenues from customers located in the United States were $3,164 million, $4,334 million and $4,580 million for the years ending December 31, 2016, 2015 and 2014, respectively. Revenues from customers located outside the United States were $10,105 million, $12,354 million and $14,611 million for the years ended December 31, 2016, 2015 and 2014, respectively.

	Total pre-tax income / (loss)
	For the years ended December 31,
(In millions)	2016	2015	2014
OFS	$(204)	$(79)	$10
OFE	320	677	764
TPS	$1,255	$1,684	1,562
DS	355	409	483
Total segment	$1,726	$2,691	$2,819
Corporate items and eliminations (a)	(380)	(260)	(164)
Inventory impairment	(138)	(51)	(8)
Impairment of goodwill	-	(2,080)	-
Restructuring, impairment and other	(516)	(411)	(189)
Merger and related costs	(33)	(27)	(67)
Other non operating income (loss), net	27	100	124
Interest expense, net	(102)	(120)	(179)
Total	$584	$(158)	$2,336

(a) Corporate items and eliminations is a caption used to reconcile the aggregated results of our segments to the combined results of the Business. As such, it includes the unallocated portion of costs related to corporate overheads and corporate initiatives.

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OTHER SEGMENT INFORMATION

	Total Assets		Depreciation
	At December 31,		For the years ended December 31,
(In millions)	2016	2015	2016	2015	2014
OFS	$4,046	$4,826	$71	$101	$85
OFE	8,744	10,186	101	116	109
TPS	8,565	9,944	101	102	111
DS	3,113	3,205	38	32	30
Total	$24,468	$28,161	$311	$351	$335
Headquarters and eliminations (a)	(2,747)	(5,028)	-	-	-
Total	$21,721	$23,133	$311	$351	$335

(a) Headquarters and eliminations in total segment assets include adjustments of intercompany investments and receivables that are reflected within the total assets of the four operating segments.

Property, plant and equipment - net associated with operations based in the United States were $833 million, $954 million and $1,027 million at December 31, 2016, 2015 and 2014, respectively. Property, plant and equipment - net associated with operations based outside the United States were $1,492 million, $1,600 million and $1,752 million at December 31, 2016, 2015 and 2014, respectively.

NOTE 22	STOCK BASED COMPENSATION
GE grants stock options, restricted stock units and performance share units to its group employees, including those of GE O&G, under the GE Long-Term Incentive Plan. Grants made under all plans must be approved by the Management Development and Compensation Committee of GE’s Board of Directors, which is composed entirely of independent directors.

STOCK OPTIONS

Under GE’s stock option program, an employee receives an award that provides the opportunity in the future to purchase GE shares at the market price of GE’s stock on the date the award is granted (the strike price). The options become exercisable in equal amounts over a five-year vesting period and expire 10 years from the grant date if they are not exercised. Stock options have no combined financial statement effect on the date they are granted but rather are reflected over time through recording compensation expense and increasing equity. GE records compensation expense based on the estimated fair value of the awards expected to vest, and that amount is amortized as compensation expense on a straight-line basis over the five-year vesting period. Accordingly, total expense related to the award is reduced by the fair value of options that are expected to be forfeited by employees that leave GE O&G prior to vesting.

GE estimates forfeitures based on its experience and adjusts the expense to reflect actual forfeitures over the vesting period. The offset to the expense GE records is reflected as an increase in equity.

(In millions)	2016	2015	2014
Compensation expense	$$16	$$18	$$20

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes option pricing model. The table below provides the weighted average grant date fair values, key assumptions and other inputs into the pricing model. With the exception of the dividend yield assumption, an increase in any individual assumption will increase the estimated fair value of the option, all other things being equal.

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	2016	2015	2014
Weighted average grant-date fair value of stock options	$3.61	$4.64	$5.26

Stock option valuation assumptions:
Risk-free interest rate	1.4%	2.0%	2.3%
Dividend yield	3.4%	3.4%	3.1%
Expected volatility	20.0%	25.0%	26.0%
Expected option life (in years)	6.5	6.8	7.3
Other pricing model inputs:
Weighted average grant-date market price of GE stock (strike price)	$29.63	$25.79	$26.11

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The table below shows the amount and weighted average strike price of options granted during 2016, as well as those outstanding and exercisable at year-end 2016.
As of December 31, 2016 unless, otherwise stated (in thousands, except option data)	Number of options	Weighted average exercise price per option
Outstanding at December 31, 2015	24,556,731	$22.04
Granted	2,111,300	29.68
Exercised	(2,802,534)	19.70
Forfeited	(517,683)	25.15
Expired	(426,444)	32.84
Outstanding at December 31, 2016	22,921,370	$22.76
Exercisable at December 31, 2016	13,989,953	$20.61

The weighted average remaining contractual term for options outstanding and options exercisable at December 31, 2016 were 5.4 years and 4.4 years, respectively.
When an employee exercises an option, GE issues treasury shares to satisfy the requirements of the option.
	2016	2015	2014
Stock options exercised	2,802,534	4,160,871	1,612,566
Cash received from stock options exercised (in millions)	$55	$76	$26

As of December 31, 2016, there was $33 million of unrecognized compensation expense related to unvested options, which will be amortized over the remaining vesting period (the weighted average period is approximately 2 years). Of that total, approximately $9 million, after tax, is estimated to be recorded as compensation expense in 2017.
RESTRICTED STOCK
A restricted stock award provides an employee with the right to receive shares of GE when the restrictions lapse, which occurs in equal amounts over the vesting period. Upon vesting, each unit of restricted stock is converted into GE common stock on a one for one basis using treasury stock shares. The expense to be recognized on restricted stock is based upon the market price on the grant date (which is its fair value) times the number of units expected to vest. Accordingly, total expense related to the award is reduced by the fair value of restricted stock units that are expected to be forfeited by employees that leave GE O&G prior to lapse of the restrictions. That amount is amortized as compensation expense on a straight-line basis over the five-year vesting period. We estimate forfeitures based on our experience and adjust the expense to reflect actual forfeitures over the vesting period. The offset to compensation expense is an increase in equity.

(In millions, after tax)	2016	2015	2014
Compensation expense	$8	$6	$7

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The fair value of a restricted stock unit at the grant date is equal to the market price of our stock on the grant date.
	2016	2015	2014
Weighted average grant-date fair value of restricted stock awards	$30.20	$26.74	$26.08

As of December 31, 2016, unless otherwise stated (in thousands, except per share data)	Number of awards	Weighted Average Grant Date Fair Value Per Award/Unit
Non-vested at December 31, 2015	979,349	$24.26
Granted	752,300	30.00
Vested	(232,510)	24.46
Forfeited	(32,558)	26.32
Non-vested at December 31, 2016	1,466,581	$27.13

The table below provides information about the units of restricted stock that vested for each of the years presented.
	2016	2015	2014
Restricted stock vested during the year ended	232,510	265,065	244,718

As of December 31, 2016, there was $29 million of total unrecognized compensation expense related to unvested restricted stock, which will be amortized over the remaining vesting period (the weighted average period is approximately 2 years). Of that total, approximately $6 million, after tax, is estimated to be recorded as compensation expense in 2017.
OTHER INFORMATION
When options are exercised and restricted stock vests, GE issues shares from treasury stock, which increases their shares outstanding. Equity is adjusted for differences between the strike price of GE stock and the average cost of the treasury stock. We also record the difference between the tax benefits assumed (based on the fair value of the award on the grant date) and the actual tax benefit in our provision for income taxes. Any excess tax benefit is recorded as a cash flow from operating activities in our Combined Statement of Cash Flows. The table below provides information about tax benefits related to all share-based compensation arrangements.
(In millions)	2016	2015	2014
Income tax benefit recognized in income	$13	$8	$9
Excess of actual tax deductions over amounts assumed recognized in equity (a)	-	9	3

(a) We adopted ASU 2016-09 in September 2016. The primary effects of adoption were the recognition of excess tax benefits in our provision for income taxes rather than paid-in capital and the reclassification of cash flows related to excess tax benefits from a financing activity to an operating activity for the periods beginning January 1, 2016. See Note 2 for further information.

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Share based compensation programs serve as a means to attract and retain talented employees and are an important element of their total compensation. The intrinsic value of a stock option award is the amount by which the award is in the money and represents the potential value to the employee upon exercise of the option. The intrinsic value of restricted stock is the value of the shares awarded at the current market price. The table below provides information about the intrinsic value of option and restricted stock awards.
As of December 31, 2016, unless otherwise stated (In millions)	Aggregate intrinsic value
Stock options outstanding	$205
Stock options exercised in 2016	31
Non-vested restricted stock outstanding	46
Restricted stock vested in 2016	7

NOTE 23	RESTRUCTURING, IMPAIRMENT AND OTHER

During 2016, 2015 and 2014, we approved various restructuring plans globally, mainly to consolidate manufacturing and service facilities, rationalize product lines and rooftops, and reduce headcount across various functions. As a result, we recognized a charge of $293 million, $314 million $105 million for the periods ended December 31, 2016, 2015 and 2014, respectively. These restructuring initiatives will generate charges post 2016, and the related estimated remaining charges are approximately $66 million.

These expenses are included as part of “Restructuring, impairment and other” in the Combined Statement of Income (Loss).
The amount of costs not included in the reported segment results is as follows:
(in millions)	2016	2015	2014
OFS	$122	$183	$9
OFE	52	32	22
TPS	58	54	9
DS	34	26	41
GE O&G Headquarters	27	19	24
Total	$293	$314	$105

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These costs were primarily related to product line terminations, plant closures and related expenses such as property, plant and equipment impairments, contract terminations and costs of assets’ and employees’ relocation, employee-related termination benefits, and other incremental costs that were a direct result of the plans.
(in millions)	2016	2015	2014
Property, plant & equipment, net	$93	$137	$7
Employee-related termination expenses	111	103	54
Asset relocation costs	17	14	-
EHS remediation costs	20	17	1
Contract termination fees	37	26	11
Other incremental costs	15	17	32
Total	$293	$314	$105

Other charges included in “Restructuring, impairment and other” caption of the condensed consolidated and combined statements of income (loss) was $223 million, $97 million and $84 million in 2016, 2015 and 2014, respectively. Other charges include currency devaluation charges of $138 million, $63 million and $20 million in 2016, 2015 and 2014, respectively, largely driven by significant currency devaluations in Angola and Nigeria. These markets have minimal currency derivative liquidity which limits our ability to offset these exposures.

NOTE 24	SUBSEQUENT EVENTS

On July 3, 2017, GE O&G and Baker Hughes Incorporated (Baker Hughes) combined to create a fullstream oilfield technology provider that has a unique mix of equipment and service capabilities. The business combination was executed using a partnership structure, pursuant to which GE O&G and Baker Hughes each contributed their operating assets to Baker Hughes, a GE Company, LLC, a Delaware limited liability company and the successor to Baker Hughes. At close GE owned an approximate 62.5% interest in BHGE LLC and former Baker Hughes shareholders owned the remaining approximate 37.5% interest.

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